Exhibit (p)(25)

Effective December 15, 2017

CODE OF ETHICS

THE TORRAY FUND (the “Trust”)

and

TORRAY LLC (the “Adviser”)

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). In conformity with these rules, this Code is adopted by the above-listed entities (collectively referred to as “Torray”).

1.	Standards of Business Conduct

We seek to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by our clients, including registered investment companies and their shareholders, individual accounts and unregistered pooled investment vehicles and their interest holders (collectively “Clients”), is something we value and endeavor to protect. To further that goal, we have adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

We are fiduciaries and as such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount and come before our personal interests. Our Access Persons and Supervised Persons, as those terms are defined in this Code, are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest, however such conflicts may arise.

Access Persons and Supervised Persons of Torray must not:

•	employ any device, scheme or artifice to defraud a Client;

•	make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client;

•	engage in any manipulative practice with respect to a Client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, we have adopted, and agreed to be governed by, the provisions of this Code in addition to the procedures contained in applicable compliance manuals.1 However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and applicable compliance manuals.

Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.	Access Persons include: (1) any director, trustee, officer or general partner of the Trust or the Adviser; (2) any employee of the Trust or its adviser (or of any company in a control relationship to the Trust or its adviser) who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; (3) any supervised person of the Adviser who (a) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or portfolio holdings of any Reportable Fund; or (b) is involved in making securities recommendations to Clients or has access to such recommendations that are nonpublic; (4) any natural person in a control relationship to the Trust or its adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of securities by the Trust; and (5) any other person who the CCO determines to be an Access Person.[2] For purposes of this Code, Torray has determined that all employees are Access Persons.

B.	Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

[1]	Applicable compliance manuals include the Adviser’s policies and procedures adopted pursuant to Advisers Act Rule 206(4)-7 and the Trust’s policies and procedures adopted pursuant to Company Act Rule 38a-1, as they may exist from time to time. A list of relevant compliance manuals and procedures is included on Appendix A. Whether or not listed, Access Persons and Supervised Persons are required to comply with all relevant compliance procedures.
[2]	The CCO will inform all Access Persons of their status as such and will maintain a list of Access Persons and Supervised Persons. See Appendix B.

C.	Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by Section 4.C. of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.	Chief Compliance Officer or CCO means the Adviser’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.	Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Company Act, (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.	Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.	Limited Offering means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. For greater clarity, Limited Offerings of securities issued by any private collective investment vehicle or unregistered hedge fund advised by Torray are included within the term “Limited Offering”.

H.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.	Reportable Fund means: (1) any registered investment company advised by an Adviser; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any Torray entity. Appendix A, as may be amended from time to time, contains a list of all Reportable Funds.

J.

Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds other than Reportable Funds (but not including shares of exchange-traded funds (“ETFs”); and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security, which provides a narrower exemption than the term “Covered Security”,[3] is used for compliance with both Rule 204A-1 and Rule 17j-1, except as otherwise noted.

K.	Supervised Person of the Adviser means any partner, officer, director, or employee of the Adviser; and any other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.

3.	Substantive Restrictions

A.	Securities Transactions - Pre-Clearance:

(1)	IPO and Limited Offering Restrictions. In accordance with SEC regulation, Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval by the CCO or the CCO’s designee using the form attached as Appendix C. An Access Person seeking participation in an IPO or Limited Offering must disclose whether, to their knowledge, the investment is being considered for purchase in a Client account. CCO approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with Torray. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.

Other Securities. Due to the nature of its business, Torray requires Access Person pre-clearance of certain security types prior to a transaction taking place in any personal trading account. Those securities subject to pre-clearance are defined by Torray to include any stock, convertible bond, corporate bond and derivative of such securities. For purposes of this restriction, a personal trading account is any account in which an Access Person has a beneficial ownership interest. Trading in any such security must be pre-cleared by a portfolio manager, with the CCO also notified of the intended trade. The CCO may pre-clear personal trades of Portfolio Managers and may also serve as a backup pre-clearance officer in the event Portfolio Managers are unavailable to pre-clear access person trades. Pre-clearance may be granted through response to or signoff on an email request or through signature of a designated pre-clearance form.

[3]	Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end registered investment companies.

Pre-clearance of a trade shall be valid and in effect only until the end of the business day on which pre-clearance is granted. Copies of all such approvals will be retained for Torray’s Books and Records. Access persons should avoid taking positions contrary to what is currently being recommended by the firm for client accounts. Portfolio Managers will take this into consideration when granting pre-clearance approval.

Access Persons are generally prohibited from using standing instructions to buy or sell a security in a personal trading account in that it violates the firm’s pre-clearance requirements. Exceptions to this may be granted by the CCO.

Pre-clearance requirements do not apply to purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control or purchases or sales which are non-volitional on the part of the Access Person.

B.	Securities Transactions - Blackout Period for stocks:

General Blackout Period: For stocks exceeding $1B mkt cap, personal trading may not occur on the same day as portfolio manager-initiated trades in client portfolios. In the event of client-initiated program trading in a client portfolio, such as investing a new account or contribution, or processing a withdrawal, liquidation or tax loss selling, personal trading is permissible same-day as long as normal pre-clearance steps are followed and anticipated client trades have been completed so that personal trades are not competing with client transactions in any way.

Blackout Period for stocks below $1B mkt cap: Access Person requests for pre-clearance may be granted if the following conditions are met:

(1)	No portfolio manager-initiated transactions in the underlying security have been executed for 3 business days prior to the date of the personal securities transaction in question and

(2)	There are no strategy trades being contemplated in the underlying security for at least 3 business days in the future.

Blackout List: Torray maintains a restricted security list which contains securities that are Access Persons are prohibited from purchasing or selling. The CCO will circulate this list on an annual basis, and when a new security is added to the list.

C.	Securities Transactions - Minimum Holding Period: Access Persons shall not purchase and sell or sell and purchase the same security, its equivalent security (such as options), ETFs, or affiliated mutual funds within 30 calendar days. A Last-In First-Out (“LIFO”) basis will be used for purposes of calculation when more than one lot is involved. Activity will be aggregated among all of an Access Person’s covered security accounts. Exceptions will only be pre-approved on a case-by-case basis by the CCO.

D.	Gift and Entertainment Policy. Access Persons and Supervised Persons must not give gifts or entertainment to, or accept gifts or entertainment from, any entity doing business with or on behalf of the Adviser or the Trust in contravention of our gift and entertainment policy, as contained in our compliance procedures.

E.	Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Chinese Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons and Supervised Persons should avoid any activity which might reflect poorly upon themselves or Torray or which would impair their ability to discharge their duties with respect to us and our Clients. Please see the Conflicts of Interest policy provisions of the compliance manual.

F.	Transactions in Mutual Funds & Insider Trading. When making purchases or sales of open-end funds, including Reportable Funds, Access Persons are reminded that “market timing” the Trust violates our policies and that “front-running” Client transactions or trading in Reportable Funds, or any account, on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, is punishable by fines and other penalties. Additionally, purchases and sales of Reportable Funds are subject to the Reporting Requirements set forth in Section 4 below. Please see the Insider Trading provisions of the compliance manual for information on Torray’s procedures for monitoring the risks associated with insider trading.

G.	Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

H.

Service as Outside Director, Trustee or Executor. Access persons may not accept membership on the board of directors of publicly traded companies unless first approved, in writing, by the CCO. Approval will be based upon a determination that the board service would not conflict with the interests of Torray and its clients. In circumstances in which public board service is authorized, publicly traded securities issued by the company will be placed on the firm’s blackout list. Accordingly, investment professionals of Torray, adviser to the TorrayResolute Small/Mid Cap Growth Fund, shall not serve as a director or member of an advisory board of a company that is held as an investment in the

Fund. Further, Torray shall not invest the assets of the Fund in a company where an executive officer that is also an investment professional of Torray currently serves as a director or member of an advisory board of such company.

I.	Please see the Outside Employment or Other Activities policy provisions of the compliance manual.

J.	Pay-to-Play. It is the policy of Torray to ensure that its personnel do not attempt to influence government officials’ awards of advisory contracts by making or soliciting political contributions to those officials. Rule 206(4)-5 under the Investment Advisers Act is designed to prevent investment advisers from seeking to influence government officials’ awards of advisory contracts by making or soliciting political contributions to those officials (pay-to-play practices). Pay-to-play practices could, for example, lead a political official to choose an investment adviser with higher fees or inferior investment performance because the adviser contributed funds to the official’s election campaign. Torray is also prohibited from providing or agreeing to provide payment to any person to solicit a Government Entity for investment advisory services on behalf of Torray unless such person is an SEC-registered investment adviser or broker-dealer. Please see the Pay-to-Play policy provisions of the compliance manual.

K.	Forfeitures. Any profits derived from securities transactions in violation of above policy, shall be forfeited and may be paid to one or more Clients or Reportable Funds for the benefit of the Client(s) or, if the Client is a Reportable Fund, its shareholders, if such a payment is determined by the CCO (or, in the case of a Reportable Fund, the Reportable Fund’s Board of Trustees) to be appropriate under the circumstances, or to a charity determined by the CCO or the Board of Trustees, as applicable. Gifts accepted in violation of policy shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our Clients.

L.	Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith. See the Whistleblower policy provisions of the compliance manual.

M.	Waivers. CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers.

N.	Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO or designee and provide quarterly transaction reports to the CCO or designee.

4.	Personal Trading Reporting Procedures

A.	Required Reports.

(1)	Initial and Annual Holdings Reports. Each Access Person must submit to the CCO or designee a report in the form attached as Appendix D: (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(c)	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement lacks some of the information otherwise required to be reported, you must submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(2)	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO or designee covering all transactions in non-excepted Reportable Securities in the form attached as Appendix E1.[4] Access Persons must submit a report each quarter, even if no reportable transaction occurred during that quarter. If no reportable transactions occurred, the Access Person should indicate this fact in the form.

[4]	For ease of administration, Access Persons are requested to submit quarterly reports as soon as they are available, but in all cases within 30 days following the end of each calendar quarter.

Transactions reports must contain the following information:

(a)	the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	the price of the security at which the transaction was effected;

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report.

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

B.	Exceptions to Reporting Requirements. Reporting requirements apply to all transactions in Reportable Securities other than:

(1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	transactions effected pursuant to an Automatic Investment Plan or DRIP.

Access Persons should consult the CCO if there are any questions about whether either of the exemptions listed above applies. If an Access Person has given up investment discretion of a personal account to another unaffiliated party, they should submit a letter from the broker attesting to this fact to the CCO at the time of such action. The CCO will maintain documentation supporting the assessment that the account is not reportable.

It is vital that Access Persons properly report any account over which they have discretion. If the answer to any of the following questions is “yes” the account becomes immediately reportable under this Code:

•	“Do you suggest that the trustee, adviser or third-party manager make any particular purchases or sales of securities in the account?”

•	“Do you direct the trustee, adviser or third-party discretionary manager to make any particular purchases or sales of securities in the account?”

•	“Do you consult with the trustee, adviser or third-party discretionary manager as to the particular allocation of investments to be made in account?”

For those specific instances where an Access Person has given up investment discretion over an account to a third party, the Access Person will be required to certify annually that the account continues to be non-reportable, taking into account the above considerations.

C.	Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and (2) copies of periodic statements with respect to the account. The provision of duplicate statements does not obviate the requirement that each Access Person submit signed Quarterly Transaction Reports affirming that duplicate transaction statements have been provided to the CCO. Furthermore, the provision of duplicate statements does not obviate the requirement that each Access Person submit a signed Brokerage Account Report affirming all reportable accounts to the CCO, in accordance with the instructions of the CCO.

D.	Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. The CCO or designee is responsible for conducting a quarterly review of reported transactions. When such actions are to be undertaken with respect to the CCO’s personal transactions, an appropriate officer of Torray LLC will perform such actions as are required of the CCO by this Code. At the present time, the Executive Vice President and Chief Financial Officer is the officer designated to review all Code reports submitted by the CCO.

E.	Pre-clearance and Reporting Exception for Independent Trustees.

(1)	Pre-clearance. Trustees who are not “interested persons” of the Trust within the meaning of Company Act Section 2(a)(19) (“Independent Trustees”) are exempt from the Access Person pre-clearance requirements.

(2)	Reporting. Independent Trustees are exempt from the initial and annual holdings reports; but are not exempt from certain quarterly transaction reports. Independent Trustees must submit to the CCO or designee a quarterly transaction report in the form attached as Appendix E2 not later than thirty (30) days after the end of each calendar quarter.

5.	Trustee Arrangements

Access Persons are prohibited from personally managing accounts for unrelated (i.e., non-family member) third parties or serving as a trustee for third parties unless the CCO pre-clears the arrangement and the CCO finds that the arrangement would not harm any client or would not otherwise trigger a custody situation. The CCO may require the access person to report transactions for any such account, if approved, and may impose such conditions or restrictions as are warranted under the circumstances.

6.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access Person will be provided a copy of any Code amendments. After reading the Code or amendment, each Access Person shall make the certification contained in Appendix F. Annual certifications are due within 45 days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending.

7.	Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis. The CCO or designee will initial and date the relevant Report to evidence the review.

B.	Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “major” to the Adviser’s President (or his designee) and to the Trust’s Board of Trustees (“Board”), as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by the President (or his designee) or, if violations relate to the Trust, by the Board.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.	Sanctions for violations of the Code include verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the CEO or the Board.

8.	Reports to the Board

No less frequently than annually, the CCO shall submit to the Board a written report (1) describing any issues arising under the Code relating to the Trust since the last report to the Board, including, but not limited to, information about material violations of or waivers from the

Code, and (2) certifying that the Code contains procedures reasonably necessary to prevent Access Persons from violating it. The Board shall review the Code and the operation of these policies at least once a year.

The Board shall consider reports made to it pursuant to Section 7.B. and determine what sanctions, if any, in addition to any forfeitures imposed pursuant to Section 3.J., should be imposed for the material violations reported. Sanctions may include, among other things, a letter of censure or suspension or termination of the employment of the violator. The Board shall also consider whether it is appropriate under the circumstances for any forfeitures imposed pursuant to Section 3.J to be paid to any affected Funds or whether a charity should be designated to receive such forfeitures.

9.	Recordkeeping and Review

This Code, any written prior approval for an IPO, Limited Offering or other specified security transaction, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with the Trust’s or the Adviser’s records, as appropriate, for the periods and in the manner required by Rules 17j-1 and 204A-1. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation at least annually and may determine to make amendments to the Code as a result of that review. Amendments shall be distributed as described in Section 6.

Effective Date: February 1, 2005; as amended September 15, 2005; October 7, 2005; September 26, 2006; February 1, 2011; April 13, 2012; June 11, 2014; September 15, 2016; and December 15, 2017.

Appendix A

Reportable Funds:

The Torray Fund

Transamerica Concentrated Growth

TorrayResolute Small/Mid Cap Growth Fund

Relevant Compliance Procedures

Proxy Voting Policy

Conflicts of Interest

Pay-to-Play Policy

Supervisory Matters (incl. Gift and Entertainment Policy and Outside Activities Policy)

Insider Trading Policy

Privacy and Confidentiality

Business Continuity & Disaster Recovery Plan

Anti-Money Laundering

Whistleblower Policy

Appendix A

Appendix B: Access Persons and Supervised Persons as of 12/15/17**

Access Persons’ Name(s)	Titles*
Wayne H. Shaner	Trustee
Carol T. Crawford	Trustee
Bruce C. Ellis	Trustee
Robert P. Moltz	Trustee
Robert E. Torray
William M Lane
Shawn Hendon
Nicholas C. Haffenreffer
James D. Bailey
Brian Zaczynski
Mary J. O’Dell
Janet M. Gallagher
Jeffrey Lent
Hugh Tawney
Ellen Kirkpatrick
Robin Lichterman
Barbara McClung
Shirley Wilson
Suzanne Kellogg
John Gallagher
Breck Scalise

Supervised Persons’ Name(s) (includes, in addition to all Access Persons listed above, the following):	Titles

*	To the extent that any Torray policy or procedure requires the actions of an individual serving in a particular position to be reviewed by that particular position (or require reports to be delivered to that particular position), those reports should be received or those actions reviewed by another designated person.

** Appendix B – The most current list of access persons is maintained by the CCO on the firm’s shared drive	Effective as of: 12/15/17

APPENDIX D (cont’d)

REPORTABLE FUNDS

TORRAY LLC

IPO or Limited Offering:

Personal Trading Request and Authorization Form

Access Person Name:

Person On Whose Behalf Trade is Being Done (if different):

Broker:                                                 Brokerage Account Number:

Reportable Security:                                                                 Ticker Symbol or CUSIP:

                 Company Name, Type of Security

Number of Shares or Units:                                       Price per Share or Unit:

Approximate Total Price:                                          Buy or Sell:

I hereby certify that all of the following information is true and complete:

•	To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Torray Code of Ethics and applicable law.

•	To the best of my knowledge, this investment opportunity is not being considered for purchase in Torray client portfolios.

Signature	Date

When signed and dated by the CCO, this authorization is approved for this transaction only and is effective until the end of the next business day unless you are notified otherwise by the CCO. A record of this transaction will be kept by the CCO in confidential files.5

CCO	Date

[5]	All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later. If approval is granted to acquire securities in an IPO or a Limited Offering, CCO must indicate reasons for such approval on reverse side of this form.

Torray Code: Holdings Report

APPENDIX D (cont’d)

REPORTABLE FUNDS TORRAY LLC

Initial/Annual Securities Holdings Report & Account List

As of 12/31/17

This form must be completed by each Access Person within 10 days of becoming an Access Person and annually thereafter.

Brokerage Accounts:

Please list below any accounts that can or do hold reportable securities. Please include all accounts for which you have a direct or indirect interest or exercise control (includes accounts of household members such as spouse and children).

Brokerage Firm	Account Name	Account Number

Please list below any securities accounts that have previously been deemed not reportable. By listing an account in this section, you affirm it continues to qualify as non-reportable:

Brokerage Firm	Account Name	Reason not reportable (ex: third party discretion, automatic investment plan, directly held unaffiliated open end mutual fund, 401k account/account limited to unaffiliated mutual fund investment options )

Torray Code: Holdings Report

APPENDIX D (cont’d)

The following list*, which is current within 45 days of the reporting date indicated above, accurately reflects all reportable personal securities holdings in those accounts for which I have a direct or indirect beneficial interest or control.

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

*	In lieu of listing all reportable holdings, you may attach to this form a copy of statements detailing the holdings information requested. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you must submit a holdings report containing the missing information as a supplement to the statement or confirmation.

            # pages attached

Dated:	Signature:

Torray Code: Holdings Report

APPENDIX E 1

REPORTABLE FUNDS TORRAY LLC

Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended

Please return this form within 15 days following the end of each calendar quarter.

IF NO TRANSACTIONS OCCURRED DURING THE PERIOD PLEASE WRITE NONE OR N/A IN THE BOX BELOW

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to Torray’s Code of Ethics:

Security (with ticker/CUSIP as applicable)	Date of Transaction	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction (Buy, Sell, Other)	Price	Executing Bank or Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities,

PLEASE CHECK ONE BOX AND COMPLETE IF NECESSARY

☐	During the quarter referenced above, I did not establish any new accounts in which securities (including securities which are not considered Reportable Securities) were held during such quarter for my direct or indirect benefit; OR

☐	During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities (including securities which are not considered Reportable Securities) were held for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Established

Dated:	Signature:

*	Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

Torray Code: Quarterly Report

APPENDIX E2

REPORTABLE FUNDS TORRAY LLC

Independent Trustee — Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended

Please return this form within 30 days following the end of each calendar quarter.

IF NO TRANSACTIONS OCCURRED DURING THE PERIOD PLEASE CHECK THE BOX BELOW

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I knew at the time of the transaction or, in the ordinary course of fulfilling my official duties as Trustee, should have known that, during the 15-day period immediately before or after the date of the Reportable Securities transaction, a Client Account (such as the Trust) purchased or sold the Reportable Security, or the Adviser considered purchasing or selling the Reportable Security for a Client Account.

Security (with ticker/CUSIP as applicable)	Date of Transaction	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Nature of Transaction (Buy, Sell, Other)	Price	Executing Bank or Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

PLEASE CHECK BOX AS APPLICABLE

☐	During the quarter no transactions in the nature described above occurred.

Dated:	Signature:

*	Please list any additional transactions or accounts on reverse or attach additional pages as necessary.

Torray Code: Quarterly Report

APPENDIX F

REPORTABLE FUNDS TORRAY LLC

Certification of Receipt and Compliance

This form must be completed by each Access Person

within 10 days of becoming an Access Person;

within 45 days after the end of each calendar year thereafter;

and upon receipt of any amendment to the Code.

I hereby acknowledge receipt of Torray’s current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I: (1) recently have read/re-read the Code (including any amendments thereto); (2) understand the Code; and (3) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:
(Please print clearly or type)

Signature:

Date:

Torray Code: Certification Form